Exhibit 10.2

SET-OFF AGREEMENT

This Agreement on the assignment of certain outstanding payment obligations and sale of shares against set-off of payment obligations (the "Agreement") is made and entered into as of 12 November 2025 (the "Effective Date")

BY AND AMONG

(1)	SCHMID Group N.V., a Dutch public limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany ("SCHMID"), and

(2)	XJ Harbour HK Limited, with its registered address at RM 76 5/F, United Centre, 95 Queensway, Hong Kong ("XJ" and together with SCHMID, the "Parties"),

RECITALS

WHEREAS, SCHMID has outstanding payment obligations towards XJ in the principal amounts of USD 5,932,000 ("Second Payment") and USD 17,796,000 ("Third Payment") arising from a subscription agreement dated January 26, 2024 as amended on April 29, 2024 between the Parties (the "2024 Subscription Agreement").

WHEREAS, as of October 31, 2025, default interest of USD 451,807 has accumulated on the Second Payment and interest of USD 1,603,103 and default interest of USD 453,432 have accumulated on the Third Payment. Outstanding payment by SCHMID to XJ in accordance with the 2024 Subscription Agreement of principal and interest obligations as of October 31, 2025 therefore amount to USD 26,236,342.

WHEREAS, all outstanding payments (including principal amounts, interest, premiums, penalties, fees, any amounts constituting other financial indebtedness, liabilities and any other amounts payable) owed by SCHMID to XJ under the 2024 Subscription Agreement as of the date of completion of the Share Transfer (as defined below) shall be collectively referred to as the "Outstanding XJ Claims."

WHEREAS, SCHMID and XJ, are entering into a new subscription agreement at or around the same time of this Agreement (the "2025 Subscription Agreement"), pursuant to which SCHMID agrees to issue ordinary shares, subject to shareholder approval of SCHMID shareholders, in its share capital at an agreed share price of USD 2.15 per share (the "Subscribed Shares") to XJ.

WHEREAS, SCHMID and XJ in this Agreement aim to settle all Outstanding XJ Claims in connection with the share issuance under the 2025 Subscription Agreement in order to reduce the financial debt of SCHMID on its balance sheet.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Share Transfer for Discharge of Payment Obligations through Set-off

1.1.	Upon the Closing (as defined in the 2025 Subscription Agreement) and the legal and successful issuance of the Subscribed Shares by SCHMID to XJ in accordance with the terms and conditions of the 2025 Subscription Agreement, SCHMID and XJ agree that all Outstanding XJ Claims shall be fully satisfied and irrevocably discharged (the "Share Transfer").

1.2.	XJ shall provide any required technical documentation to SCHMID that SCHMID reasonably requests, to facilitate the issuance of the Subscribed Shares to XJ though Dutch notarial deeds and the registration of the ownership of XJ of the Subscribed Shares with SCHMID Group's share transfer agent Continental Stock Transfer & Trust Company ("Continental").

1.3.	Upon completion of the Share Transfer through Continental, XJ shall become the sole legal and beneficial owner of the Subscribed Shares through an entry in the share registry at Continental. XJ shall not assert any further claims against SCHMID in respect of the Outstanding XJ Claims.

1.4.	XJ and SCHMID agree that SCHMID will hold an extraordinary shareholders meeting to authorize the issuance of the Subscribed Shares to XJ as soon as possible after signing of this Agreement and the 2025 Subscription Agreement. The extraordinary shareholders meeting shall authorize the issuance of ordinary shares to account for all Outstanding XJ Claims plus accrued interest at a share issuance price of USD 2.15 per share. The actual number of issued Subscribed Shares shall be calculated in accordance with the terms and conditions of the 2025 Subscription Agreement.

1.5.	XJ agrees and acknowledges that the Subscribed Shares will be issued to XJ based on a private placement exemption from applicable U.S. securities laws and will not be immediately registered under the U.S. Securities Act of 1933 and thus are not available for trading on the Nasdaq or any other stock exchange at the time of the Share Transfer. SCHMID agrees and acknowledges that it will take all required actions within ten (10) calendar weeks after the completion of the Share Transfer, to duly register the Subscribed Shares under the U.S. Securities Act of 1933, including the filing of Form F-1 with the SEC and making all efforts to have such Form F-1 be declared effective by the SEC (the "Registration Date") in accordance with the terms and conditions of the 2025 Subscription Agreement.

2.	Representations by SCHMID in relation to financial information

2.1.	SCHMID hereby represents and warrants to XJ that as of the date of this Agreement and as of Closing Date, SCHMID and its consolidated subsidiaries (the "SCHMID Group") has provided all material information to XJ about SCHMID Group's financial position as of the date of this Agreement (with such information also including details of the SCHMID Group's creditors, principal amounts and principal outstanding, any security interests, and repayment terms).

3.	Miscellaneous

3.1.	This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction shall be governed by and construed in accordance with the Laws of Germany without regard to the conflict of laws principles thereof. The exclusive place of jurisdiction for all disputes under or in connection with this Agreement is Stuttgart, Germany.

3.2.	This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

SCHMID Group N.V.

By:	/s/ Christian Schmid
Name:	Christian Schmid
Title:	CEO

XJ Harbour HK Limited

By:	/s/ Mak Tsz Ming
Name:	Mak Tsz Ming
Title:	Director